[Jones, Day, Reavis & Pogue]

EXHIBIT 8.1

March 13, 2002

Xcel Energy Inc.
800 Nicollet Mall
Suite 3000
Minneapolis, Minnesota 55402

Re: Exchange Offer Dated March 13, 2002

Ladies and Gentlemen:

         We have acted as counsel to Xcel Energy Inc., a Minnesota corporation (“Xcel”), in connection with (a) the offer to exchange 0.4846 of a share of common stock of Xcel Energy Inc. for each outstanding share of common stock of NRG Energy, Inc. (the “Offer”) as described in the registration statement on Form S-4 (the “Registration Statement”), which includes the prospectus of Xcel dated March 13, 2002 (the “Prospectus”), and (b) the proposed short-form merger (“Merger”) described in the Prospectus and to be effected in connection with the Offer. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Prospectus.

         In connection with the filing of the Registration Statement with the Securities and Exchange Commission, you have requested our opinion regarding certain United States federal income tax consequences of the Offer and the Merger. In providing our opinion, we have examined and are relying upon (without independent investigation or review) the truth and accuracy of the statements, representations and warranties contained in (i) the Prospectus (including all exhibits and schedules attached thereto); (ii) the letters (the “Representation Letters”) executed and delivered to us this date for purposes of this opinion containing

Xcel Energy Inc.
March 13, 2002

representations by or on behalf of Xcel, Wholesale, the Purchaser and NRG; and (iii) such other documents and corporate records as we have deemed necessary or appropriate. In rendering our opinion, we have assumed that (i) the Offer and Merger will be consummated in the manner described in the Prospectus without any waiver or breach of any condition or provision set forth therein; (ii) all statements, descriptions and representations contained in any of the documents referred to above, including the Representation Letters, or otherwise made to us, are true, correct and complete and will remain true, correct and complete through the consummation of the Offer and Merger, (iii) all statements and representations made “to the knowledge of” the person making such statement or representation, or otherwise similarly qualified, are true, correct and complete without such qualification, and (iv) no actions have been or will be taken that are inconsistent with such statements, descriptions, or representations or that make any such statements, descriptions or representations untrue, incorrect, or incomplete in any material respect. If any of the foregoing assumptions are untrue for any reason, our opinion may be adversely affected and may not be relied upon.

         Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing judicial decisions, and administrative regulations and published rulings and procedures, any of which may be changed at any time, possibly with retroactive effect. Any change in applicable law or in the facts and circumstances surrounding the Offer and Merger may adversely affect the continued validity of our opinion. We undertake no responsibility to advise you of any such changes after the filing of the Prospectus. Further, our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance

Xcel Energy Inc.
March 13, 2002

that the Internal Revenue Service will not assert a contrary position or, if it should assert a contrary position, that a court will not uphold that position.

         Based upon and subject to the foregoing, we are of the opinion that: (1) the exchange of NRG Common Stock for Xcel common stock in the Offer and the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, (2) Xcel, Wholesale and NRG will each be a party to the reorganization, and (3) subject to the additional limitations set forth in the Prospectus, the discussion in the Prospectus entitled “Material U.S. Federal Income Tax Consequences,” to the extent such discussion reflects statements of law or legal conclusions with respect to the material U.S. federal income tax consequences of the Offer and the Merger to holders of NRG Common Stock, represents, in all material respects, a fair and accurate summary of the matters addressed therein.

         This opinion is delivered to you solely for your benefit in connection with the filing of the Registration Statement and is not intended and may not be relied on for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Certain U.S. Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones, Day, Reavis & Pogue